Exhibit 23.4

May 14, 2012

YPF S.A.
Macacha Guemes 515
(C1035AAC)
Ciudad Autónoma de Buenos Aires
Argentina

Consent of Independent Petroleum Engineers

Gentlemen:

Ryder Scott Company, L.P. hereby consents and authorizes the use and insertion by YPF S.A. of references to our firm and to our report that set forth the results of our reserve estimations, as of December 31, 2011, for YPF S.A.’s interest in the Vaca Muerta formation in Argentina, in YPF S.A.’s annual report on Form 20-F and the F3 filing for the year ended December 31, 2011.

Very truly yours,

RYDER SCOTT COMPANY, L. P. TBPE Firm Registration No. F-1580

\s\ Herman G. Acuña

Herman G. Acuña, P.E. Texas P.E. License No. 92254 Managing Senior Vice President-International

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